EXHIBIT 4.1

FIRST AMENDMENT TO CONVERTIBLE NOTE DEED

THIS FIRST AMENDMENT TO CONVERTIBLE NOTE DEED (this “Amendment”), is made as of February 11, 2016, by and among REVA Medical, Inc. (the “Company”), and Goldman Sachs International and Senrigan Master Fund (the “Noteholders”), and is entered into with respect to the Convertible Note Deed, dated  September 25, 2014, by and among the Company and the Noteholders (collectively, the “Deed”).  Unless otherwise indicated, words and terms which are defined in the Deed shall have the same meaning where used herein.

RECITALS

WHEREAS, pursuant to clause 29.10 of the Deed, the Company and the Noteholders wish to, among other things, amend clauses 6.3 and 6.14.2 of the Deed;

WHEREAS, the effectiveness of this Amendment is subject only to the Company having received approval from its Securityholders, in accordance with ASX Listing Rule 7.1 (“Securityholder Approval”);

WHEREAS, the Noteholders have approved entering into this Amendment by Unanimous Resolution; and

WHEREAS, the Board has adopted a resolution approving entry into this Amendment.

NOW, THEREFORE, in consideration of the undertakings and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IT IS AGREED THAT:

1.Amendments to the Deed.  Immediately upon (x) execution and delivery of this Amendment by the Company and the Noteholders and (y) receipt of the Securityholder Approval, the Deed is hereby amended as follows:

a. Clause 6.3 of the Deed is hereby amended and restated in its entirety to read as follows:

“At any time on or prior to June 1, 2017, a Noteholder may give the Company an irrevocable notice in writing electing to redeem all or some of the Notes held by the Noteholder for the Redemption Amount (Optional Redemption Notice). Upon receipt by the Company of such Optional Redemption Notice, and provided that a Note has not otherwise been Converted in accordance with clauses 6.9 to 6.13 (inclusive) or been redeemed or cancelled, the Company must, in respect of such Notes, redeem such Notes for the Redemption Amount, which will become immediately due and payable on June 30, 2017 (Optional Redemption Date), and pay the relevant Redemption Amount to the Noteholder on June 30, 2017 and the Notes so redeemed will be cancelled and incapable of being Converted

b. Clause 6.14.2 of the Deed is hereby amended and restated in its entirety to read as follows:

“the CE Mark Approval Event has occurred and the Company has completed the listing of its shares on NASDAQ or any other securities exchange approved by a Majority of Noteholders.”

2.Continued Validity of Deed.  Except as amended by this Amendment, the Deed shall continue in full force and effect as originally constituted and are ratified and affirmed by the parties hereto.

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3.Authorization.  Each party represents to the others that the individual executing this Amendment on such party’s behalf is the duly appointed signatory of such party to this Amendment and that such individual is authorized to execute this Amendment by or on behalf of such party and to take all action required by the terms of this Amendment.

4.Securityholder Approval.  Within 50 calendar days of the date of this Amendment, the Company shall (a) do all things necessary to seek Securityholder Approval for this Amendment and convene a meeting of Securityholders for that purpose and (b) use its best efforts to ensure that Securityholder Approval is obtained at that meeting. Following receipt of Securityholder Approval, the Company shall promptly, and in event within two (2) Business Days, provide written notice thereof to the Noteholders.

5.Captions.  Section headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Amendment.

6.No Novation.  This Amendment is not intended to be, and shall not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the Deed shall remain in full force and effect.

7.Severability.  Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

8.Entire Agreement.  This Amendment constitutes the entire agreement between the Company and the Noteholders with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, communications, discussions and agreements concerning such subject matter.

9.Counterparts.  This Amendment may be executed in any number of counterparts, and by Noteholders and Company in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

10.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without resort to the State’s conflicts of laws rules.

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IN WITNESS WHEREOF the parties hereto, on the day and year first hereinbefore written, caused this Amendment to be duly EXECUTED AS A DEED and have hereunto set their hands and seals.

Executed by REVA Medical, Inc. by its duly authorised officers:
/s/ Katrina L. Thompson, CFO Signature of authorised officer
Katrina L. Thompson Name of authorised officer (print)
Executed by Goldman Sachs International by its duly authorised officer:
/s/ Piers Curle Signature of authorised officer
Piers Curle Name of authorised officer (print)
Executed by Senrigan Master Fund by its duly authorised officer:
/s/ Christopher Nash Signature of authorised officer
Christopher Nash Name of authorised officer (print)

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